Exhibit 99.1

IRON MOUNTAIN INCORPORATED

SPECIAL DIVIDEND ELECTION FORM

ALL STOCKHOLDER ELECTIONS MUST BE RECEIVED BY COMPUTERSHARE SHAREOWNER SERVICES LLC BY 5:00 P.M., EASTERN TIME, ON WEDNESDAY, NOVEMBER 14, 2012 (THE “ELECTION DEADLINE”).  ELECTIONS MAY BE SUBMITTED OR RESUBMITTED AT ANY TIME PRIOR TO THE ELECTION DEADLINE BUT NOT THEREAFTER.  IF YOU DO NOT RETURN THE ENCLOSED ELECTION FORM BY THE ELECTION DEADLINE, YOU WILL RECEIVE YOUR DIVIDEND IN COMMON SHARES.

Why am I receiving this document and the attached election form?

You have received this letter and the enclosed election form because our records indicate that you own shares of common stock, par value $0.01 per share (“Common Shares”), of Iron Mountain Incorporated, a Delaware corporation (the “Company” or “we”), as of the close of business on October 22, 2012 (the “Record Date”).  On October 10, 2012, in connection with the Company’s planned conversion to a real estate investment trust (“REIT”), our Board of Directors (the “Board”) declared a special dividend (the “Special Dividend”) of $700.0 million on its Common Shares, payable in either Common Shares or cash to, and at the election of, the stockholders of record as of the Record Date.  This document provides you with information about the Special Dividend and contains an election form that you should complete to indicate whether you wish to receive the Special Dividend in cash or Common Shares, as further described below.

Why is the Company paying the Special Dividend and when will the Special Dividend be paid?

For the Company to be eligible to elect REIT status for federal income tax purposes for its fiscal year beginning January 1, 2014, we must distribute to our stockholders, on or before December 31, 2014, our previously undistributed earnings and profits (“E&P”) attributable to all taxable periods ending prior to January 1, 2014 (our “Pre-2014 Accumulated E&P”).  The total value of the Special Dividend of $700.0 million represents a portion of our estimated Pre-2014 Accumulated E&P.

We expect to pay the Special Dividend on November 21, 2012.

Will I receive the Special Dividend in Common Shares or Cash?

You have the right to elect, prior to the Election Deadline, to be paid your pro rata portion of the Special Dividend all in Common Shares (a “Share Election”) or all in cash (a “Cash Election”); provided, however, that the total amount of cash payable to all stockholders in the Special Dividend will be limited to a maximum of $140.0 million (the “Cash Amount”), with the balance of the Special Dividend payable in the form of Common Shares.  If you fail to timely return a properly completed election form before the Election Deadline, you will be deemed to have made a Share Election, meaning an election to receive the Special Dividend all in Common Shares.

There is no limit on the aggregate value of the Special Dividend that will be issued in Common Shares.  So, for example, if all stockholders make a Share Election, we will issue the full amount of the Special Dividend in Common Shares.  If the Cash Amount is fully subscribed, the total number of Common Shares to be issued in the Special Dividend will be determined by dividing $560.0 million by the average closing price per share of our Common Shares on the New York Stock Exchange on the three trading days following the date of the Election Deadline. Based on a price of $33.78 per Common Share (the last reported sale price of our Common Shares on October 18, 2012 on the New York Stock Exchange), if the Cash Amount is fully subscribed, we estimate that approximately 16.58 million Common Shares will be issued in the Special Dividend, or approximately .096 new Common Shares for each outstanding Common Share.  The actual number of Common Shares issued will depend on the number of stockholders making Cash Elections as well as the price of our Common Shares on the valuation dates, and could vary substantially from this estimate.  We will pay cash in lieu of issuing any fractional shares, but cash paid in lieu of fractional shares will not count toward the Cash Amount.

All Common Shares issued in connection with the Special Dividend will be issued in book-entry form, regardless of whether the Common Shares you currently own are in book-entry form or represented by a physical certificate.

Because the Cash Amount is limited to $140.0 million, the actual amount of cash that will be paid to stockholders who make the Cash Election may depend upon whether the aggregate amount of all Cash Elections exceeds the Cash Amount. If the aggregate amount of stockholder Cash Elections exceeds the Cash Amount, the payment of such Cash Election will be made on a pro rata basis to stockholders making the Cash Election such that the aggregate amount paid in cash to all stockholders equals the Cash Amount. As a result, if you choose to be paid the Special Dividend in cash and the total amount of Cash Elections by all stockholders would exceed the Cash Amount, you will not receive your entire dividend in the form of cash, despite your election to receive all cash. Instead, you will receive a portion, but not less than 20%, in cash and the remaining portion in Common Shares, subject to rounding and other minor adjustments. The number of Common Shares you will receive will be based on the average closing price per Common Share on the New York Stock Exchange on the three trading days following the Election Deadline. All cash payments to which a stockholder is entitled will be rounded up to the nearest penny.

Does the payment of the Special Dividend mean the Company will become a REIT?

While we intend to elect to be treated as a REIT for tax purposes, there are significant implementation and operational complexities to address before the Company can convert to a REIT, including obtaining certain favorable private letter rulings from the U.S. Internal Revenue Service (the “IRS”), completing internal reorganizations and modifying accounting, information technology and real estate systems, receiving stockholder approvals and distributing our Pre-2014 Accumulated E&P.  We can provide no assurance when conversion to a REIT will be successful, if at all.  In addition, REIT qualification involves the application of highly technical and complex provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to our operations as well as various factual determinations concerning matters and circumstances not entirely within our control. In addition, even after we have paid the Special Dividend, we may decide to elect not to convert to a REIT for fiscal year 2014 if our Board determines that, for any reason, including a change in tax law, it is in the best interest of the Company and our stockholders to not elect REIT status.

Will the Special Dividend satisfy the requirement that the Company distribute its Pre-2014 Accumulated E&P, assuming it converts to a REIT effective January 1, 2014?

It is possible that the Special Dividend will not distribute all of our Pre-2014 Accumulated E&P, in which case (if we convert to a REIT), we will declare and pay additional special dividends on or before December 31, 2014.  It is also possible that the Special Dividend will exceed our Pre-2014 Accumulated E&P.  Please see “What are the material federal income tax consequences of the Special Dividend?” for information regarding taxation in this event. We are in the process of conducting a study of our Pre-2014 Accumulated E&P as of the close of our 2011 taxable year using our historical tax returns and other available information. This is a very involved and complex study, which is not yet complete, and the actual result of the study relating to our Pre-2014 Accumulated E&P as of the close of our 2011 taxable year may be materially different from our current estimates. In addition, the estimated range of our Pre-2014 Accumulated E&P is based on our projected taxable income for our 2012 and 2013 taxable years and our current business plans and performance, but our actual earnings and profits will vary depending on, among other items, the timing of certain transactions, our actual taxable income and performance for 2012 and 2013 and possible changes in legislation or IRS rules and procedures relating to the determination and distribution of earnings and profits. For these reasons and others, our actual Pre-2014 Accumulated E&P, and, therefore, the final total amount of our special dividends, may be materially different from our estimated range.  The occurrence and timing of any future special dividends may also be affected by potential tax law changes, including an extension of the current tax regime on the taxation of dividends, the completion of various phases of the REIT conversion process and other factors beyond our control.  Further, future special dividends, if any, may be paid in a different mix of cash and Common Shares than the Special Dividend, based on our cash flows, strategic plans, IRS revenue procedures relating to distributions of earnings and profits, leverage and other factors.

How do I make an election to receive cash or Common Shares with respect to the Special Dividend?

We have enclosed an election form with this letter so that you can inform us whether you want to receive your Special Dividend in cash or Common Shares.  You may only elect one method of payment for the Special Dividend with respect to all Common Shares you own as of the Record Date.  If you want to elect the Share Election or the Cash Election, complete and sign the election form and deliver it to Computershare Shareowner Services LLC, the election agent (“Computershare”), in the enclosed postage-paid envelope or in accordance with the delivery instructions on the enclosed election form as soon as possible, but no later than the Election Deadline of 5:00 p.m. Eastern Time, on November 14, 2012. The submission of an election form with respect to the Special Dividend will constitute the electing holder’s representation and warranty that such holder has full power and authority to make such election.

If you do not return a properly completed election form before the Election Deadline, then you will be deemed to have made a Share Election and will receive your Special Dividend in Common Shares (with the exception of cash in lieu of any fractional share). Your election is revocable until the Election Deadline. You may revoke your election before the Election Deadline by submitting a new, properly completed election form bearing a later date than your previously submitted election form.

We will resolve in our sole discretion any question as to the validity, form, eligibility (including time of receipt) and acceptance by us of any election form for the Special Dividend and our decision regarding any such questions will be final and binding. We reserve the absolute right to reject, in our sole discretion, any and all election forms that we decide are not in proper form, not received by the Election Deadline, ineligible or otherwise invalid or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the election form submitted by any particular stockholder, whether or not similar defects or irregularities are waived for other stockholders. No valid election will be deemed to have been made until all defects or irregularities have been cured or waived to our satisfaction. Neither we nor the election agent nor any other person will be under any duty to give notification of any defects or irregularities in election forms or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Special Dividend will be final and binding.

What if my Common Shares are held in the name of a bank or broker?

If your shares are held in the name of a bank or broker, please promptly inform the bank or broker of your election.

Can I change my election?

Once made, a stockholder’s election is only revocable by returning a new, properly completed election form prior to the Election Deadline. After the Election Deadline, a stockholder election will be irrevocable. Stockholders entitled to the Special Dividend who fail to make an election by the Election Deadline will receive all Common Shares in payment of the Special Dividend (with the exception of cash in lieu of any fractional share).

How should I send in my election form?

The method of delivery of the election form is at the option and risk of the holder making the election. The delivery will be deemed made only when the election form is actually received by Computershare.

If I have questions about the election form, whom should I contact?

If you are a stockholder of record and have any questions about completing or submitting the election form, or need a new election form, please call our information agent, Computershare, at 1-877-310-5576.

Is there other information I should consider when making an election?

Before making your election, you are urged to carefully read our Annual Report on Form 10-K for the year ended December 31, 2011, including the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” our Quarterly Report for the quarter ended June 30, 2012, including the sections entitled “Risk Factors” and “Forward-Looking Statements,” and our Current Reports on Form 8-K dated June 5, 2012 and October 11, 2012, including the section entitled “Cautionary Note Regarding Forward Looking Statements,” each of which we have filed with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC, as well as other documents we file with the SEC.

What are the material federal income tax consequences of the Special Dividend?

A stockholder receiving the Special Dividend will be treated for federal income tax purposes as receiving a distribution in an amount equal to the sum of the value of any Common Shares received plus the amount of cash received, if any.  In computing this distribution amount, any Common Shares received by a stockholder will be valued at their fair market value as of the day we pay the Special Dividend.  A stockholder that receives any of our Common Shares pursuant to the Special Dividend will generally have a tax basis in such shares equal to the fair market value of such shares on the day we pay the Special Dividend, and the holding period in such shares will begin on the day following the payment of Special Dividend.

The amount distributed to a stockholder will be treated as a dividend for federal income tax purposes to the extent such amount is paid out of our available current or accumulated E&P.  To the extent the distribution to a stockholder exceeds our available E&P, such excess will generally represent a return of capital and will not be taxable to a stockholder to the extent that it does not exceed the adjusted basis of the stockholder’s shares in respect of which the distribution was made, but rather, will reduce the adjusted basis of those shares.  To the extent that such excess distribution exceeds the adjusted basis of a stockholder’s shares, that excess is treated as capital gain income.  The particular federal income tax treatment of dividends, returns of capital, and capital gain income are described in further detail below.

The federal income tax consequences of the Special Dividend vary depending on whether you are a U.S. Holder or a non-U.S. Holder.  A U.S. Holder is, unless otherwise provided by an applicable tax treaty, any of the following:  (i) a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws; (ii) an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to federal income taxation regardless of its source; and (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996, to the extent provided in Treasury regulations.  Conversely, a non-U.S. Holder is any person other than a U.S. Holder.  If a partnership (including any entity treated as a partnership for tax purposes) is a beneficial owner of our shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities and status of the partnership; a beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the Special Dividend.

If you are a U.S. Holder.  The Special Dividend will generally be taxable to noncorporate U.S. Holders at the 15% “qualified dividend income” rate to the extent that the Special Dividend is paid out of our available E&P.  The 15% maximum tax rate available to noncorporate U.S. Holders for “qualified dividend income” is not available, however, unless the shares on which an otherwise qualifying dividend is paid have been held for more than 60 days during the 121-day period beginning 60 days before the date on which the shares become ex-dividend. For purposes of calculating the 60-day holding period as applied to noncorporate U.S. Holders potentially eligible to be taxed on “qualified dividend income” at reduced rates, any period in which the holder has an option to sell, is under a contractual obligation to sell, has made and not closed a short sale of, or has granted certain options to buy substantially identical shares or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our Common Shares will not be counted toward the required holding period. Assuming that these holding period requirements are met, the Special Dividend should qualify for the maximum 15% tax rate available to noncorporate U.S. Holders. To the extent the Special Dividend exceeds our available E&P, such excess will generally represent a return of capital and will not be taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of those shares.  To the extent that such distributions exceed the adjusted basis of a U.S. Holder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less.

The Special Dividend is likely to be an “extraordinary dividend.” An “extraordinary dividend” is a dividend that is equal to at least 10% of a stockholder’s adjusted basis in its Common Shares. A noncorporate U.S. Holder that receives an extraordinary dividend and later sells its underlying shares at a loss will be treated as realizing a long-term capital loss, regardless of its holding period in its Common Shares, to the extent of the extraordinary dividend.

The Special Dividend may not be eligible for the dividends-received deduction available to U.S. Holders that are domestic corporations other than S corporations. Such corporate holders should also consider the possible effects of section 1059 of the Code, which reduces a corporate holder’s basis in its shares, but not below zero, by the nontaxed portion of an extraordinary dividend, where the holder has not held such shares for more than two years before the dividend announcement date. Corporate stockholders should also consider the effect of the corporate alternative minimum tax, which imposes a maximum tax rate of 20% on a corporation’s alternative minimum taxable income for the taxable year and which is calculated without regard to the dividends received deduction.

Unless we or another applicable withholding agent receive from a U.S. Holder a properly executed IRS Form W-9 or a substantially similar form, 28% of the Special Dividend may be required to be withheld and remitted to the IRS. To the extent that the cash portion of the Special Dividend is insufficient to satisfy any required backup withholding, we or the other withholding agent will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Common Shares that the U.S. Holder would otherwise receive, and the U.S. Holder may bear brokerage or other costs for this withholding procedure.

If you are a non-U.S. Holder.  The rules governing the United States federal income taxation of non-U.S. Holders are complex, and the following discussion is intended only as a summary of these rules.  For example, the following discussion does not address U.S. citizens or residents who have expatriated, non-U.S. Holders who are individuals present in the United States for 183 days or more during the taxable year and have a “tax home” in the United States, and other special classes of non-U.S. Holders.  If you are a non-U.S. Holder, we urge you to consult with your own tax advisor to determine the impact of the United States federal income tax laws, including any tax return filing and other reporting requirements, with respect to your ownership of Common Shares and the payment of the Special Dividend.

In general, non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our Common Shares. In cases where the dividend income from a non-U.S. Holder’s investment in our Common Shares is, or as described below is deemed to be, effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business, the non-U.S. Holder generally will be subject to U.S. tax at graduated rates in the same manner as U.S. Holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. Holder and the income may also be subject to the 30% branch profits tax in the case of a non-U.S. Holder that is a corporation.

The portion of the Special Dividend received by non-U.S. Holders and paid out of our available E&P which is not effectively connected with a U.S. trade or business of the non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable income tax treaty.  To the extent that the cash portion of the Special Dividend is insufficient to satisfy the required withholding, we or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Common Shares that the non-U.S. Holder would otherwise receive, and the non-U.S. Holder may bear brokerage or other costs for this withholding procedure. To the extent the Special Dividend exceeds our available E&P, such excess will generally represent a return of capital and will not be taxable to a non-U.S. Holder to the extent that it does not exceed the adjusted basis of the non-U.S. Holder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of those shares. To the extent that distributions in excess of our available E&P exceed the non-U.S. Holder’s adjusted basis in our shares, the distributions will give rise to tax liability if the non-U.S. Holder would otherwise be subject to tax on any gain from the sale or exchange of these shares, as discussed below. If withholding is applied to any portion of the Special Dividend that represents a return of capital, rather than a dividend out of our available E&P, the non-U.S. Holder must nevertheless reduce its tax basis in its shares in us by the amount of returned capital and may file for a refund from the IRS for the amount of withheld tax in excess of its actual tax liability.

If our shares constitute a United States real property interest under sections 897 and 1445 of the Code, or USRPI, as described below, with respect to a non-U.S. Holder, then distributions by us in excess of the sum of our available E&P plus the non-U.S. Holder’s basis in our shares will potentially be subject to net income taxation, including any applicable capital gains preferential rates, that would apply to a U.S. Holder of the same type, for example, an individual or a corporation, as the case may be. Our Common Shares will be treated as USRPI if at any time during the shorter of the non-U.S. Holder’s holding period in the Common Shares or the five years preceding payment of the Special Dividend, 50% or more of our assets consisted of interests in real property located within the United States, excluding for this purpose interests in real property solely in a capacity as a creditor. We believe that our Common Shares are of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market and therefore a non-U.S. Holder’s gain from sale of our Common Shares generally will not be described within sections 897 and 1445 of the Code, provided that the non-U.S. Holder held (taking into account applicable “constructive ownership” rules) 5% or less of our Common Shares at all times during the shorter of the non-U.S. Holder’s holding period in the Common Shares or the five years preceding payment of the Special Dividend. If gain on the sale of our shares were subject to net income taxation on account of sections 897 and 1445 of the Code, the non-U.S. Holder would be required to file a U.S. federal income tax return and would generally be subject to the same treatment as a U.S. Holder with respect to such gain.

WE ADVISE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SPECIAL DIVIDEND IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.